UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2018 (September 11, 2018)

Commission file number: 333-208934

RELIANT SERVICE INC.

(Exact name of registrant as specified in its charter)

Nevada	36-4806481
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Room 1202, No. 22-2625 Pingliang Road, Yangpu District, Shanghai, China.

(Address of principal executive offices)

86- 13166667122

(Company’s Telephone Number, Including Area Code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.02 Termination of a Material Definitive Agreement.

On September 11, 2018, Reliant Service Inc., a Nevada corporation (hereinafter referred to as “Company”), entered into a Termination and Release Agreement (the “Termination Agreement”), by which the Company, Coolpaul Holding Group Limited., a Republic of Seychelles limited liability company (“CPRC”), five stockholders set forth in Schedule A, who collectively hold 100% of the issued and outstanding capital stock of CPRC (the “Stockholders”), agreed to terminate that certain Share Exchange Agreement, dated June 19, 2018, by and between the Company, CPRC and the Stockholders (the “Terminated Agreement”) pursuant to Section 8.09 of the Terminated Agreement.

Under the Terminated Agreement, the Company agreed to acquire all of the issued and outstanding stock of CPRC in exchange for the issuance of 60,000,000 shares of the Company’s common stock. After further review of the due diligence materials related to the Exchange, the Company’s board of directors felt that it was in the Company’s best interest to terminate the Terminated Agreement. The Terminated Agreement includes no penalties material to the Company which result from the termination of the Terminated Agreement.

The foregoing description of the Termination Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference. Similarly, the foregoing description of the Terminated Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed with the SEC on June 20, 2018, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Termination and Release Agreement dated September 11, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2018	Reliant Service Inc.

	By:	/s/ Zhu Ming
Zhu Ming, CEO